MDU Resources Announces Bakken Leaseholds Acquisition,
Provides Production Update and Reaffirms Annual Earnings Guidance

BISMARCK, N.D. – June 27, 2011 – MDU Resources Group, Inc. (NYSE:MDU) today announced the acquisition of 20,000 additional acres of leaseholds in the Bakken oil play. The new leaseholds are in Richland County, Montana. The company now holds a total of approximately 90,000 net acres of leaseholds in the Bakken.

“We are optimistic about the long-term potential of our Bakken acreage,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “This adds to our existing drilling inventory in the Bakken area and complements our positions in other areas including the Niobrara, Heath Shale and Paradox Basin. These opportunities support our strategy of increasing oil as a percentage of our overall production. We continue to pursue leasehold acquisitions in exciting exploratory oil plays.”

The company also announced that it is lowering its 2011 oil and natural gas production forecasts as a result of extensive rain and flooding conditions that have hampered operations delaying growth activity in key producing states in the Rocky Mountain region including the Bakken area.

“As other companies have noted in their own forecast revisions, severe weather has continued to impact operations through the second quarter,” Hildestad said. “Producers throughout the region have faced snow and ice storms late into spring, high water levels as a record winter snowfall melts, sustained heavy rains and flooding. This has resulted in road closures and weight restrictions that at times have limited access to producing wells and development sites.

“Our Fidelity employees have done an outstanding job of limiting the effect of these harsh conditions and restoring production and drilling as quickly as possible. However, like other producers, a number of wells were shut in at various times, and development efforts have been slowed.”

As a result, oil production is now forecast to grow in the range of one percent to five percent in 2011 compared to 2010, down from the company’s original forecast of growth in the range of five to ten percent. In addition to weather, sustained low natural gas prices have deferred some gas development activity and guidance for natural gas is now forecast to decrease in the range of eight percent to twelve percent compared to the previous guidance of a four percent to eight percent decrease for the year.

Hildestad added, “Though it has been to a lesser extent, heavy rain and flooding is also impacting our other business units.

“We are reaffirming our annual earnings guidance of $1.05 to $1.30 per share,” Hildestad said. “However, we expect second quarter earnings will come in at the low end of our second quarter guidance of approximately 20 percent of our annual earnings range.”

Although in the short-term, the company’s exploration and development activity is being delayed, the company’s long term capital expenditure forecast for the exploration and production business remains unchanged at $2.1 billion over five years, including approximately $300 million in 2011. The company is in position to increase development activity once the weather conditions improve.

The company will report second quarter 2011 earnings on August 1. The company will conduct a conference call on August 2; a webcast of that call will begin at 11 a.m. EDT and can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687, or (706) 645-9291 for international callers, conference ID 73996248.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated businesses, an exploration and production company and construction companies. MDU Resources includes regulated electric and natural gas utilities and regulated natural gas pipelines and energy services, natural gas and oil production, construction materials and contracting, and construction services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts:

Financial:
Phyllis A. Rittenbach, director – investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700
Tim Rasmussen, operating company public relations manager, (701) 530-1069

The information in this release includes certain forward-looking statements, including statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A – Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q.